Exhibit 99.1

Key Energy Services, Inc.	August 8, 2018
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE
Key Energy Services Reports Second Quarter 2018 Earnings

•	Consolidated revenue grew approximately 15% sequentially in the second quarter of 2018

•	Consolidated net loss improved $8.1 million to $(16.9) million; adjusted EBITDA improved $11.3 million to $12.0 million in the second quarter of 2018

•	Key increased liquidity to $90.6 million at June 30, 2018

•	Rig Services revenue grew approximately 14% sequentially in the second quarter of 2018 on a 7% increase in rig hours

HOUSTON, TX, August 8, 2018 - Key Energy Services, Inc. (“Key” or the “Company”) reported second quarter 2018 consolidated revenues of $144.4 million and a pre-tax GAAP loss of $16.7 million, or $0.84 per share. The results for the second quarter include expenses of $0.3 million, or $0.02 per share, associated with certain equity awards and gains on sale of assets of $0.7 million, or $0.04 per share. Excluding these items, the Company reported a pre-tax loss of $17.1 million, or $0.86 per share.
Consolidated revenues in the second quarter of 2018 increased $36.6 million, or 34% from the second quarter of 2017. Excluding the impact of a $21.0 million gain on the sale of assets recorded in second quarter of 2017, the Company reduced its net loss by $17.3 million, to $16.9 million in the second quarter of 2018, with diluted loss per share improving by $0.86 per share in the second quarter of 2018 as compared to $1.70 per share in the second quarter of 2017, which excluded a 1.04 per share gain on that sale of assets.
Overview and Outlook
Key’s Interim Chief Executive Officer, Marshall Dodson, stated, “The second quarter of 2018 marks a turning point for Key as we generated free cash flow and organically improved our liquidity for the first time in a number of years. All of our segments saw revenue growth and margin expansion quarter over quarter as we benefited from higher activity and price. Our Rig Services Segment generated a 7% activity increase and 14.4% sequential revenue growth with a 65% Incremental Adjusted EBITDA margin in the second quarter.”
Dodson continued” We are fielding requests for additional well service rigs and are also starting to see tightness in qualified rig crews in certain markets challenging our ability to quickly meet requests for additional rigs. We believe that as we move through the back half of the year, this tightness will again provide the impetus for higher pricing to meet increasing demand in many areas”

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Financial Overview
The following table sets forth summary data for the first quarter of 2018 and prior comparable quarterly periods (in millions except per share amounts, unaudited):

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Revenues	$144.4	$125.3	$107.8
Net loss	(16.9)	(25.0)	(13.2)
Diluted loss per share	(0.84)	(1.23)	(0.66)
Adjusted EBITDA	12.0	0.7	(0.7)
Segment Results
Second quarter 2018 Rig Services revenues of $80.5 million were up 14.4% as compared to first quarter 2018 revenues of $70.3 million, with rig hours increasing approximately 7% to 187,578 hours. The segment generated operating income of $8 million (10% of revenues) and adjusted EBITDA of $15.9 million (19.9% of revenue) in the second quarter of 2018 as compared to operating income of $3 million (4.2% of revenue) and adjusted EBITDA of $9.4 million (13.3 % of revenue) in the first quarter of 2018. The improvement was largely due to a full quarter benefit of pricing increases, higher activity and the 180 basis point impact to first quarter margins due to the first quarter payroll tax impact.
Second quarter 2018 Fluid Management Services revenues of $23.6 million were up 3.7% as compared to the first quarter 2018 revenues of $22.8 million. Second quarter truck hours declined 3.2% quarter on quarter with revenue per truck hour increasing approximately 7% largely due to higher pricing and an increase in non-trucking revenues. Truck hours fell largely due to the transition of trucks into more attractive markets. The segment generated an operating loss of $1.6 million and adjusted EBITDA of $3.4 million (14.2% of revenue) in the second quarter of 2018 as compared to an operating loss of $3 million and adjusted EBITDA of $2.1 million (9.2% of revenue) in the first quarter of 2018. The quarter on quarter improvement was due largely to improved pricing and the impact of payroll taxes on first quarter results.
Second quarter 2018 Coiled Tubing Services revenues of $23.9 million were up 29.6% as compared to first quarter 2018 revenue of $18.4 million on higher utilization of large diameter coiled tubing units during the second quarter of 2018. The segment generated operating income of $3.2 million (13.2% of revenue) and adjusted EBITDA of $4.3 million (17.9% of revenue) in the second

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quarter of 2018 as compared to operating income of $3.9 million and adjusted EBITDA of $2.3 million (12.3% of revenue) in the first quarter of 2018. Coiled Tubing Services margins improved on better utilization of large diameter units and absorption of start-up costs that impacted first quarter results.
Second quarter 2018 Fishing & Rental Services revenues of $16.5 million were up 19.2% as compared to first quarter 2018 revenues of $13.8 million. The segment generated an operating loss of $2.1 million and adjusted EBITDA of $3.6 million (21.6% of revenue) in the second quarter of 2018 as compared to operating loss of $3.9 million and adjusted EBITDA of $1.7 million (12.2% of revenue) in the first quarter of 2018. Second quarter 2018 Fishing & Rental Services margins improved on higher activity and non-recurrence of start-up costs burdening the first quarter of 2018.

General and Administrative Expenses
General and Administrative (G&A) expenses were $22.9 million for the second quarter of 2018 compared to $24.6 million in the prior quarter. Second quarter 2018 G&A expenses included $0.2 million of stock-based compensation expense as compared to $2 million of stock-based compensation expense for the first quarter of 2018. Second quarter 2018 stock-based compensation expense included a gain due to the cancellation of stock-based compensation from the resignation of Key’s former Chief Executive Officer.
Liquidity
As of June 30, 2018, Key had total liquidity of $90.6 million, consisting of $52.3 million in unrestricted cash and $38.3 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. This compares to total liquidity of $78.2 million at March 31, 2018, consisting of $50.5 million in unrestricted cash and $27.7 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. The Company has no outstanding borrowings under its $100.0 million asset-based loan facility. Capital expenditures for the second quarter of 2018 were $7.7 million and $17.2 for the first six months of 2018.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its second quarter 2018 financial results on Thursday, August 9, 2018 at 10:00 a.m. CDT. Callers from the United States and Canada should dial (888) 794-4637 to access the

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call. International callers should dial (352) 204-8973. All callers should ask for the "Key Energy Services Conference Call" or provide the access code 3781937. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Thursday, August 9, 2018, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call (855) 859-2056 or (800) 585-8367. The access code for the replay is 3781937. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.
Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
REVENUES	$144,405	$125,316	$107,780	$269,721	$209,232
COSTS AND EXPENSES:
Direct operating expenses	109,747	98,211	63,560	207,958	150,866
Depreciation and amortization expense	20,717	20,356	20,910	41,073	42,211
General and administrative expenses	22,854	24,574	30,334	47,428	61,330
Impairment expense	—	—	—	—	187
Operating loss	(8,913)	(17,825)	(7,024)	(26,738)	(45,362)
Interest expense, net of amounts capitalized	8,573	8,144	7,872	16,717	15,582
Other income, net	(752)	(1,007)	(961)	(1,759)	(1,201)
Reorganization items, net	—	—	101	—	1,441
Loss before tax income taxes	(16,734)	(24,962)	(14,036)	(41,696)	(61,184)
Income tax (expense) benefit	(161)	(1)	853	(162)	1,142
NET LOSS	$(16,895)	$(24,963)	$(13,183)	$(41,858)	$(60,042)
Loss per share:
Basic and diluted	$(0.84)	$(1.23)	$(0.66)	$(2.07)	$(2.99)
Weighted average shares outstanding:
Basic and diluted	20,231	20,218	20,099	20,224	20,098

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Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues
Rig Services	$80,456	$70,304	$61,802	$150,760	$122,093
Fluid Management Services	23,590	22,754	18,867	46,344	36,762
Coiled Tubing Services	23,870	18,423	9,165	42,293	14,506
Fishing & Rental Services	16,489	13,835	15,776	30,324	31,631
International	—	—	2,170	—	4,240
Consolidated Total	$144,405	$125,316	$107,780	$269,721	$209,232

Operating Income (Loss)
Rig Services	$8,054	$2,950	$(177)	$11,004	$(2,264)
Fluid Management Services	(1,606)	(3,064)	(3,227)	(4,670)	(10,164)
Coiled Tubing Services	3,153	3,932	325	7,085	(1,960)
Fishing & Rental Services	(2,141)	(3,952)	17,494	(6,093)	13,617
International	—	—	(1,352)	—	(3,652)
Functional Support	(16,373)	(17,691)	(20,087)	(34,064)	(40,939)
Consolidated Total	$(8,913)	$(17,825)	$(7,024)	$(26,738)	$(45,362)

Operating Income (Loss) % of Revenues
Rig Services	10.0%	4.2%	(0.3)%	7.3%	(1.9)%
Fluid Management Services	(6.8)%	(13.5)%	(17.1)%	(10.1)%	(27.6)%
Coiled Tubing Services	13.2%	21.3%	3.5%	16.8%	(13.5)%
Fishing & Rental Services	(13.0)%	(28.6)%	110.9%	(20.1)%	43.0%
International	—%	—%	(62.3)%	—%	(86.1)%
Consolidated Total	(6.2)%	(14.2)%	(6.5)%	(9.9)%	(21.7)%

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net loss	$(16,895)	$(24,963)	$(13,183)
Income tax expense (benefit)	161	1	(853)
Interest expense, net of amounts capitalized	8,573	8,144	7,872
Interest income	(194)	(184)	(155)
Depreciation and amortization	20,717	20,356	20,910
EBITDA	$12,362	$3,354	$14,591
% of revenues	8.6%	2.7%	13.5%

Severance costs	—	—	1,650
Stock-based compensation	321	2,056	3,969
Restructuring items, net	—	—	101
(Gain) loss on sales of assets	(730)	(4,737)	(20,968)
Adjusted EBITDA	$11,953	$673	$(657)
% of revenues	8.3%	0.5%	(0.6)%

Revenues	$144,405	$125,316	$107,780

	Three Months Ended June 30, 2018
	Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	Functional Support	Total
Net income (loss)	$8,090	$(1,577)	$3,156	$(2,135)	$(24,429)	$(16,895)
Income tax expense	—	—	—	—	161	161
Interest expense, net of amounts capitalized	—	—	—	—	8,573	8,573
Interest income	—	—	—	—	(194)	(194)
Depreciation and amortization	7,870	5,140	1,312	5,891	504	20,717
EBITDA	$15,960	$3,563	$4,468	$3,756	$(15,385)	$12,362
% of revenues	19.8%	15.1%	18.7%	22.8%	—%	8.6%

Stock-based compensation	30	—	89	55	147	321
(Gain) loss on sales of assets	(12)	(213)	(284)	(248)	27	(730)
Adjusted EBITDA	$15,978	$3,350	$4,273	$3,563	$(15,211)	$11,953
% of revenues	19.9%	14.2%	17.9%	21.6%	—%	8.3%

Revenues	$80,456	$23,590	$23,870	$16,489	$—	$144,405

August 8, 2018

	Three Months Ended March 31, 2018
	Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	Functional Support	Total
Net income (loss)	$3,006	$(3,028)	$3,932	$(3,945)	$(24,928)	$(24,963)
Income tax expense	—	—	—	—	1	1
Interest expense, net of amounts capitalized	—	—	—	—	8,144	8,144
Interest income	—	—	—	—	(184)	(184)
Depreciation and amortization	7,787	5,179	1,172	5,754	464	20,356
EBITDA	$10,793	$2,151	$5,104	$1,809	$(16,503)	$3,354
% of revenues	15.4%	9.5%	27.7%	13.1%	—%	2.7%

Stock-based compensation	224	—	88	—	1,744	2,056
Gain on sales of assets	(1,648)	(49)	(2,923)	(117)	—	(4,737)
Adjusted EBITDA	$9,369	$2,102	$2,269	$1,692	$(14,759)	$673
% of revenues	13.3%	9.2%	12.3%	12.2%	—%	0.5%

Revenues	$70,304	$22,754	$18,423	$13,835	$—	$125,316

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

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•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.